Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Quotient Limited for the registration of 2,776,792 ordinary shares, nil par value per share, and to the incorporation by reference therein of our report dated June 03, 2021, except as to Note 2, which is as of November 15, 2021, with respect to the consolidated financial statements of Quotient Limited included in its Annual Report (Form 10-K/A) for the year ended March 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Belfast, United Kingdom

November 24, 2021